SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549



                                  FORM 8-K

                               CURRENT REPORT





Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report   (Date of earliest event reported):   JUNE 30, 1995
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                      BANGOR HYDRO-ELECTRIC COMPANY
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           (Exact name of registrant as specified in its charter)





          MAINE                       0-505               01-0024370
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(State of Incorporation)     (Commission File No.)   (IRS Employer ID No.)





     33 STATE STREET, BANGOR, MAINE                       04401
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(Address of principal executive offices)               (Zip Code)





Registrant's telephone number, including area code:   (207-945-5621)
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Current Report, Form 8-K                       Date of Report
BANGOR HYDRO-ELECTRIC COMPANY                  JULY 10, 1995
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ITEM 5.  OTHER EVENTS
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A.  Buyback of Purchased Power Contracts

    As discussed in previous reports, in early 1995 the Company reached an agreement to buy back two high-cost contracts for the purchase of power from non-utility generators. As noted in those reports, the buyback agreement was contingent upon a number of conditions including negotiation of definitive documentation, the ability of the Company to obtain satisfactory financing arrangements, the securing of necessary governmental approvals and a satisfactory agreement between the Company and another utility to which the Company was reselling a portion of the electrical output from the plants.

    All of the necessary conditions have been met, and on June 30, 1995, the Company completed the buyback of the two power purchase contracts. The cost of the buyback was financed entirely by new debt instruments, thereby significantly increasing the Company's indebtedness. The major components of the new debt are as follows:

    1. The Company has entered into a Loan Agreement with the Finance Authority of Maine ("FAME"), a body corporate and politic and a public instrumentality of the State of Maine. Pursuant to authorizing legislation in Maine, FAME issued $126 million of notes through a private placement, the repayment of which is the responsibility of the Company under the terms of the Loan Agreement. Of that amount, approximately $105 million was made available to the Company to finance a portion of the buyback and approximately $21 million was set aside in a capital reserve fund. The notes bear interest at an annual rate of 7.03%, mature on July 1, 2005 and are subject to a schedule of annual principal payments beginning on July 1, 1998. The amount held in the capital reserve fund will be used to pay the final installments of principal and interest due in 2005.

    In order to secure the FAME notes, the Company executed a new General and Refunding Mortgage Indenture and Deed of Trust establishing a lien on the Company's property junior to the lien under the Company's First Mortgage Bond Indenture. After the issuance of $115 million in First Mortgage Bonds to a group of bank lenders discussed below, the Company may not issue any additional First Mortgage Bonds in the future except to the trustee under the new General and Refunding Mortgage. The Company issued bonds to FAME under the new mortgage in the amount of $126 million.

    2. The Company has entered into a Credit Agreement with a group of seven banks consisting of a revolving credit facility in the initial amount of $55 million and a term loan in the amount of $60 million. The revolving credit facility replaces the Company's short term credit facilities that existed prior to the closing, and also provides for the issuance of a letter of credit required to support $4.2 million of the Company's Pollution Control Revenue Bonds. The revolving credit facility has a term of five years. The term loan, used to finance a portion of the buyback cost, also has a five year term and requires annual principal payments of $12 million beginning June 30, 1996. The Credit Agreement has various options for interest charges under variable rate formulas, but the Company is required to enter into a transaction to cap or fix the rate of interest on the term loan portion within 120 days of the execution of the Agreement. The Credit Agreement is secured by $115 million of non-interest bearing First Mortgage Bonds.

    The debt instruments executed in connection with this financing contain a number of covenants and restrictions that the Company believes to be usual and customary for such a transaction, including a limitation on the aggregate amount of indebtedness that the Company may incur and restrictions on the payment of dividends.

    The Company believes that the accomplishment of this transaction will provide substantial benefits for its customers, and should enhance the Company's prospects for improved earnings sooner than if the buyback did not occur.


 B.  Developments under the Company's Alternative Marketing Plan

    On July 6, 1995, the Maine Public Utilities Commission ("MPUC") approved the Company's price reduction (to $.05/KWH) for residential space heating. The Commission had earlier this year approved many aspects of the Company's comprehensive Alternative Marketing Plan which is intended to allow the Company greater flexibility to price electricity at competitive levels with other energy sources. Such pricing flexibility was advocated by the Company as an important element of its plan to improve the financial performance of the Company while maintaining stable rates for "core" customers by identifying new markets for the Company's service. The residential space heating price was the first major marketing initiative proposed by the Company under this Alternative Marketing Plan.


C.  Acquisition of a Wholesale Customer

    On July 6, 1995, the MPUC also approved the Company's acquisition of the assets and service territory of the Union River Electric Cooperative, Inc. This rural cooperative was the Company's largest full requirements wholesale customer, with annual retail revenues of approximately $1 million serving approximately 1,800 customers. Under new federal laws intended to increase competition in the wholesale power market, Union River had sought competitive wholesale supply offers through a request for proposals. The Company submitted a bid that included the option of having the Company acquire Union River and assume its retail service obligations, which was accepted by Union River. The acquisition provides the Company with a continued customer base in the former Union River service area, and will provide Union River's former customers with lower rates and improved service reliability. The Company's two other full requirements wholesale customers, Swan's Island Electric Cooperative, Inc. and Isle Au Haut Power Company, agreed earlier this year to retain their status as full requirements customers of the Company through at least 1999.



                                   BANGOR HYDRO-ELECTRIC COMPANY




                                   by /s/ Robert C. Weiser
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                                     Robert C. Weiser
                                     Chief Financial Officer